CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Kinetics Mutual Funds, Inc. and to the use of our report dated February 26, 2010 on the financial statements and financial highlights of The Internet Fund, The Global Fund, The Paradigm Fund, The Medical Fund, The Small Cap Opportunities Fund, The Market Opportunities Fund, The Water Infrastructure Fund, The Multi-Disciplinary Fund, The Kinetics Government Money Market Fund, and The Tactical Paradigm Fund each a series of shares of Kinetics Mutual Funds, Inc.   Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information, which is a part of such Registration Statement.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 29, 2010